Exhibit 4.13

Summary of economic terms as of December 31, 2011

Lender: Bank Leumi le-Israel Ltd

Borrower: BOS Odem Ltd.

Principal	$ 1,491,727	$ 2,330,000	$ 367,352
Loan Currency	NIS	US $	NIS
Term	Revolving	Revolving	Long term – Until October 16, 2012
Interest payment	Monthly	Monthly	Monthly
Principal payment	Monthly	Monthly	Monthly
Interest rate	Prime plus 3%	Libor plus 4.12% - 5.12%	Prime plus 2.2%

Borrower: BOS Dimex Ltd.

Principal	$ 600,000	$ 2,411,800
Loan Currency	US $	NIS
Term	Revolving	Revolving
Interest payment	Monthly	Monthly
Principal payment	Monthly	Monthly
Interest rate	Libor plus 4.32% - 5.12%	Prime plus 3%

Form of Request to Allocate a Credit in Israeli Currency (unlinked)

To:	Bank Leumi le-Israel B.M.
	_________________ Branch	Date: _________________

Re: Request to allocate Credit in Israeli Currency (Unlinked)

1.	Advance and amount of the Credit

Please allocate to us a credit, /we confirm receipt of a credit* in the sum of NIS ______ (hereinafter: “the Credit”) in our account number ___________ maintained with yourselves (hereinafter: “the Credit Account”) and, if no such account as above presently exists with yourselves, please open for us an account in our name and allocate the Credit therein. The General Conditions for Opening an Account for Receiving Credits signed by us in your favor (hereinafter: “the Terms of Operation”), in addition to the additional conditions hereinafter contained, will apply to the Credit Account and to the Credit. Please credit our Account with yourselves, Account No. __________ (the “the Master Account”) with the amount of the Credit.

2.	Term of the Credit

 The Credit will be for a term of ___________ (the “Term of the Credit”). The date of advancing the Credit will be ____________ (the “Date of Allocation of Credit”).

3.	Interest

(a)
The unpaid balance of the Credit will bear interest based upon the Bank’s preference, on the daily balance or will bear interest on a different period, as will be customary in the Bank, commencing from the date the Credit is advanced until the full and actual payment thereof to the Bank. The interest will be calculated according to the number of days which have actually elapsed divided by 365 or 366, depending on the number of years in that relevant period.

(b)	Fixed interest

If this request, is a request to allocate credit with a fixed interest, then the rate of interest on the unpaid balance of the Credit will be _____% a (the “Interest Rate)” and the adjusted interest will be _________% (the “Adjusted Interest”). Notwithstanding the mentioned in section 3(a), if it is agreed that the repayment shall be made in the Spitzer method, the interest shall be calculated, from the date the credit is advanced until the full and actual payment thereof to the Bank based upon 360 days in a year and 30 days in a month.

(c)	Variable interest

1.
If this request, is a request to allocate credit with a variable interest, then the rate of interest mentioned in paragraph (a) above will be an interest rate in an amount that is higher/lower than ______ % (the “Interest Spread”) which is higher/lower than ______% above the prime rate of interest as defined below.

For the purposes hereof “the prime rate of interest” means interest at the basic rate customary in the Bank from time to time in overdraft accounts in Israeli currency.

2.
We have taken note that a change in the prime rate of interest in the Bank will lead to a change in the interest on the Credit, by a percentage identical to such change in the basic interest, or at the Bank’s option, by the same ratio whereby the basic rate of interest has been changed against the basic rate as it existed prior to such change. In the event of repayment (credit with variable interest) using the Spitzer method, then the interest shall be calculated as detailed in Section 3(a) and if any change occurs in the prime rate of interest on a day not being an interest payment day, the new interest rate will apply as from the immediately succeeding interest payment date following the date of the change, or on the date of the change of interest, at the option of the Bank.

3.
We are aware that the interest of _________% (the “Initial Interest Rate”) shall be the interest that shall commence on the date of grant of the Credit until the change of the prime rate of the interest, as aforementioned.

4.
For the avoidance of doubt, it is hereby stated that the Bank will be entitled, from time to time, to change the interest rate as aforesaid even with respect to amounts of the Credit which have already been allocated to us in the Credit Account.

4.	Repayment of Principal and Interest

(a)
We hereby undertake to repay the Bank the principal of the Credit together with the interest thereon in______ consecutive equal monthly installments in the sum of approximately _________________ each, on each ______ of every calendar month, commencing on _______________ and terminating on ____________(the “Repayment of Principal”).

(b)
We hereby commit to repay the interest of the unpaid balance of Credit in _________ consecutive installments in the sum of approximately _________________ each, on each ______ of every calendar month, commencing on _______________ and terminating on ___________(the “Repayment of Interest”).

In case that the Interest shall be repaid in one installment, the Interest shall be added to the principal and shall compound interest from commencing on _______________ and terminating on _______ (the “Accumulation Period”), from the date of allocation of the Credit.

(c)
If the credit shall be paid under the Spitzer method, then instead of the detailed in sections (a) and (b) above, we hereby commit to the Bank to repay the Bank, the principal together with the interest with respect to the unpaid balance of the Credit in equal monthly sequential installments, in ______ consecutive equal monthly installments in the sum of approximately _________________ each, on each ______ of every calendar month, commencing on _______________ and terminating on ____________(the “Repayment using Spitzer Method (Principal and Interest)”). Notwithstanding the stated in this section, the monthly payments may be unequal due to the calculation method, based upon the number of days as detailed in section 3(a).

(d)
We are aware that the total repayment schedule which includes the exact amount of each payment will be provided to us soon after the allocation of the Credit and we that the amount that shall bind us is the one set forth the in the repayment schedule or if amended, as detailed in the amended repayment schedule.

In the event of a change in the interest rates as provided by paragraph 3(c) above, the amount of the unpaid balance of the Credit will be adjusted and the amounts of the installments changed accordingly so that the amounts of the installments will be equal from the date of the change until the next succeeding date of change. An amended repayment schedule will be given to us promptly after the date of the change.

5.	Mode of repaying the Credit

On the date of payment of each amount on account of the principal of the Credit, principal, interest or other charges, please debit our Master Account as mentioned above for the purpose of discharging such amounts.

If the credit balance in the Master Account shall be insufficient to cover the amount, in whole or in part, please grant us a credit in the amount required to discharge such sum, either through the Master Account or through any other account, thereby debiting the Master Account or such other account.

We are aware and agree that if, at the time the Master Account or the other account is debited with the credit as aforesaid, the balance in such account will be a debit balance or become overdrawn as a result of such debiting, the credit will bear interest at the Customary Rate at such time according to the Terms of Operation of such account. We are aware that if the credit advanced to us as above exceeds the Credit facility previously authorized, then such credit will bear Interest at the Maximum Rate according to the Terms of Operation of such account.

We are aware that the interest that shall be debited to us in the Master Account or any other account, might be higher than one or more of the options as to Interest specified in the Terms of Operation. If it transpires, either before or after such debiting, that the state of the Account does not or did not enable a debit in such amount to be effected, and you decide that you do not wish for any reason to advance us a credit, or any legal impediment will exist to the debiting of the Account, you will be entitled to debit a special account to be opened in our name with such amount, and such special account will bear interest as provided by Clause 5 or Clause 13.5, titled “Deficiency Interest” of the Terms of Operation.

6.
We shall not be entitled to repay the Credit (principal and interest) before the agreed upon Repayment Date, except if we have a legal right to do so, that may not be conditioned, or that the Bank agrees to do so in advance, in writing. The Bank shall be entitled to condition any such early repayment, with certain terms, including an early repayment commission, in the maximum amount legally allowed. It is hereby agreed that section 13(b) to the Israeli Pledge Law 1967, and any section that shall replace it, shall not apply to the early repayment of credit.

7.	We approve that we have received a copy of this document.

Customers' signatures: ____________________ ____________________

Form of Request to Allocate a Credit Framework in Debitory Account (unlinked)

Bank Leumi le-Israel B.M.
Branch_____________________________________	Account No_____________
Date:______________

Request to Allocate a Credit Framework In Israeli Currency Account No _________
(hereinafter referred to as “the Account”)

1.	The Request

We hereby request from Bank Leumi le-Israel B.M. (the “Bank”) the allocation of a credit framework in account no. _______ ( the “Credit Framework”) in an amount of _______ (the “Credit Framework Amount”) in accordance with the detailed in this Request and in the terms and conditions for operation of the Account, as modified or as will be modified in the future (the “Terms and Conditions of Operation”).

2.	Term of the Credit

2.1
The date of advancing the Credit will be _______________ (“Date of Credit Advancement”). If the Date of the Credit Advancement will not be stated, the date shall be the date stated on the Bank notice regarding the advancement of the Credit. The end of the term of the Credit shall be __________________ (the “Credit Expiration Date”).

2.2
We request that at each Credit Expiration Date, the Credit Framework shall be renewed for an additional year (or another time period), at the terms that shall be in force at such renewal date, including without limitation with respect to the interest rate, rate of Allocation of Credit Commission and additional commissions, which shall be in force at the renewal date. Each renewal of the Credit Framework shall be subject to the receipt from the Bank, at least 10 days prior to the end of the existing term of the Credit, a written notice stating the Bank’s approval for such renewal, which shall include the new terms of the Credit framework.

For the avoidance of doubt, it is hereby clarified that nothing in this Request derogates the Bank’s right to not renew the Credit Framework in whole or in part, or to renew it for a period of less than a year and/or to decrease or annul, at any time, any Credit Framework, as described in the Terms and Conditions of Operation.

3.	Interest

We have noted that subject to the Terms and Conditions of Operation and for so long as you do not notify us otherwise-

3.1	Interest Rate for Debit Balances in the Credit Framework

The rate of interest on debit balances in the Credit Framework will be a changing rate, equal to the interest at the basic rate customary in the Bank from time to time in overdraft accounts in Israeli currency (the “Prime Rate”), as shall be from time to time, with a margin of ________________ (the “Interest Rate for Debit Balances in the Credit Framework”).

3.2	Maximum Interest Rate on Debit Balances

The maximum interest rate of debit balances shall be a changing rate, based upon the highest interest rate ____________ (the “Interest Rate for Debit Balances”), in addition to the interest rate of _________ (the “Maximum Interest Rate for Debit Balances”).

3.3	Term of Interest Calculation and Repayment Dates

3.3.1.
The interest mentioned in paragraphs 3.1 and 3.2 above shall be computed based upon the number of days that there was been a debit balance in the Account; and it will be paid by us or will be credited as debt in our Account, on the last business day of March, June, September and December each year.

4.	Credit Allocation Commission

The credit allocation commission in respect of the Credit Framework, for each quarter, will be in the amount of or at the rate of ______% (the “Quarterly Credit Allocation Commission”) and will be paid by us or it shall be credited to the Account in advance at the time of the determination or increase of any Credit Framework and thereafter it will be paid by us or it shall be credited to the Account on the first business day of every January, April, July and October each year .

In cases that the Credit Allocation Commission shall be stated in percentages, the calculation of the commission shall be made by multiplication of the amount of the of the Credit Framework by the stated percentage and the number of days until the end of the term or the end of the quarter (the earlier of the two), divided by the number of days in the quarter.

Notwithstanding the above, the Bank may determine a minimum or maximum Credit Allocation Commission.

5.	Unilateral Credit Framework

5.1
We agree that the Bank may, but will not be obliged, at its sole discretion, to provide us with a unilateral credit framework, in the Account, with out our request. If the bank provides us with such unilateral credit framework, it shall not be interpreted as the Bank’s agreement, to repeat this in the future or to renew all or part of the unilateral credit framework it has provided.

In any case that the Bank shall provide us with a unilateral credit framework, it shall be deemed part of the Credit Framework and the terms of this document and the Terms and Conditions of Operation shall apply.

5.2
The debit balances in the unilateral credit framework, if the Bank shall agree to it, shall bear a changing interest rate equal to the Maximum Interest Rate for Debit Balances, in the highest rate stated under the most recent agreed upon Credit scale.

5.3	The time period of the unilateral credit framework may be different than the one set for the Credit Framework herein.

5.4	The unilateral credit framework shall not bear a Credit Allocation Commission.

5.5	The Bank will provide us a notice with respect to the unilateral credit framework, close to the time of its bestowal.

6.	Amendments

6.1
We are aware that the Bank may, from time to time, amend the interest rates mentioned herein or any component of them (including the margin rate or the Maximum Interest Rate for Debit Balances), the Credit Allocation Commission rate (including the minimum and maximum rates), the term of Credit and their way of calculation.

Notwithstanding the abovementioned, as the interest in based upon the Prime Rate, any change in the Prime Rate shall cause a similar change in the interest. All such changes shall also be applicable to the unilateral credit framework mentioned in paragraph 5, if such credit framework shall be provided.

6.2	Such amendment shall apply to all debit balances existing at the time of the amendment and to all debit balances existing thereafter.

6.3	The notice with respect to any amendment shall be provided as required under applicable law.

6.4
Notwithstanding the aforementioned, we are aware that there may be a change in a certain component of the interest before the Bank provides the Credit Framework, and in such case the interest rate shall apply to the debit balances shall be at the new rate at that time and not in the rates detailed herein, that is given only for information purposes.

Form of Subordination Letters of BOS-DIMEX Ltd. and of BOS-ODEM Ltd.

[Translated from Hebrew]

"A"

Letter of Subordination and Additional Obligations for the Signature of Shareholders and Holders of Controlling Interest

Date: February 7, 2010

To

Bank Leumi Le-Israel Ltd.

Whereas Bank Leumi Le-Israel Ltd. (the "Bank") has granted or agrees to allocate to ______________ (the "Company") periodically as the Bank deems fit, credits and/or other banking services in amounts and under the terms agreed upon or that will be agreed upon between the Bank and the Company;

And whereas the Bank received and/or will receive from the Company various obligations and guarantees towards the Bank or on its behalf;

And whereas as one of the conditions for providing the aforementioned credits and/or other banking services the Bank demanded that we should sign on this letter and we have assented to this;

Therefore, we the undersigned, shareholders in the Company and/or holders of controlling interest in the Company, all of us together and each one of us separately, declare and obligate ourselves towards you, on our behalf and on behalf of the companies under our and our Family Members' control, as follows:

For the purpose of the aforesaid in this Letter the following meanings will be attached to the terms below:

"Corporations Under Our Control"- any company and any other corporation under our control or under the control of any of us.

"Control", "Family Member" - as defined in the Securities Law 5728 - 1968 as will be valid from time to time.

1.
We, Corporations Under Our Control, as well as our Family Members, will not demand, will not receive, will not collect, will not expend, directly or indirectly or in any form or manner whatsoever, any amount whatsoever from or on account of capital notes that the Company has issued and/or will issue on our behalf and/or on behalf of any of us and/or from or on account of loans that were given and/or will be given the Company, including payments of principal, interest, commissions and expenses (all the aforementioned amounts shall be hereinafter referred to as  the "Loans").

Likewise, we obligate ourselves that we, the Corporations Under Our Control, as well as our Family Members, will not demand, will not receive, will not collect, will not expend from the Company (from its profits, from its capital or from any source whatsoever) either directly or indirectly, in any form or manner whatsoever, dividends (as per their definition in the Companies Law 5759-1999 as may be amended from time to time) or interest or management fees or indemnification fees or compensation fees or consultancy fees or amounts of money or monetary equivalents (these amounts shall be hereinafter referred to as "Dividends") and we shall not demand and shall not request from the company an obligation to distribute the aforesaid Dividends.

Likewise we will not transfer to another/others either directly or indirectly, all or any part of our rights, existing and future, to the company for the dividends and/or the loans, without the prior written consent of the Bank.

Likewise it is clarified that there is nothing in the aforesaid and/or below, as long as no event has occurred awarding the Bank the right to put up our obligations towards the Bank for immediate repayment, to prevent the transfer of monies between the Company and the B.O.S. Better Online Solutions Ltd. (hereinafter - "B.O.S.") for the Company's share in the expenses of B.O.S. up to a total amount that will not exceed $175,000 (one hundred an seventy five thousand USD) for a period of six months ending on June 30, 2010, and this exclusively on the basis of expenses detailed in the list attached as Appendix C that constitutes an integral part of this Letter, and this on condition that there is nothing in the aforementioned transfer of funds that constitutes a violation of any other obligation whatsoever of the Company under any document whatsoever that it signs including and without detracting from the generality of the aforesaid, the document of conditions that it signed on ____ in favor of the Bank, and subject to the directives of the Companies Law and the law.

It is hereby clarified that meeting the budget for six months of 2010, as presented to the Bank in Appendix D attached hereto – signed by you, will enable transfer of monies between the Company and B.O.S. on account of the Company's participation in the expenses of B.O.S. up to a total amount that will not exceed $175,000 (one hundred and seventy five thousand USD) for a period of six months ending on December 31, 2010, and this exclusively on the basis of the expenses detailed in the list attached as Appendix C which constitutes an integral part of this Letter. The aforementioned is subject to the monies not constituting a violation of any other obligation whatsoever of the Company under any document that it has executed including without limitation, the covenants document that it signed on ____ in favor of the Bank, and subject to the provisions of the Companies Law and the law.

2.
Without derogating from the aforesaid, in the event that any of us, and/or the Corporations Under Our Control and/or Family Members and/or others as aforesaid, shall receive from the Company any amount whatsoever on account or with relation to the Loans or the Dividends, then we will transfer to the Bank any such amount immediately once it has been received by any of us as aforesaid. The Bank will be entitled to credit, as it sees fit any amount that it should receive as aforesaid, for repayment on account of the amounts that are due and/or will be due to the Bank from the company in any manner whatsoever.

3.	We obligate ourselves to provide you an obligation by the company to act in accordance with our obligations towards you as detailed in this Letter, in the wording enclosed and marked "B".

4.	The Bank's ledgers and accounts will serve as ostensive proof with regards to the Company's liabilities to the Bank.

5.	The aforesaid in this Letter will obligate all the undersigned, even if some of the shareholders in the Company or holders of controlling interests have not signed on it.

Our aforesaid obligations will be in force as long as the Bank receives or will receive from the Company, amounts whatsoever on account of the Loans, credits and/or other banking services, that exist today and/or will exist the future, and/or as long as the various obligations and guarantees of the company towards the Bank or on its behalf will remain in force.

B.O.S Better Online Solutions Ltd. Subordination Letter

[Translated from Hebrew]

Letter of Subordination and Additional Obligations for the Company’s Signature

Date: March 9, 2008

To:

Bank Leumi Le-Israel Ltd.

Whereas periodically, as per our request, if the matter should meet with your approval, you consent to provide or allocate to us, the undersigned corporation (“the company”), credits and/or other banking services, under conditions and in amounts as agreed or will be agreed periodically between us;

And whereas you have received and/or will receive from us various obligations and guarantees towards you or on your behalf;

And whereas as one of the conditions for the aforementioned grant of credits and/or the banking services and for the receipt of the various obligations and guarantees, you have demanded that we sign on this letter and we have assented to this;

We therefore declare and obligate ourselves hereby as follows:

For the purpose of what is stated in this letter the following meanings will be attached to the terms below:

“Corporations under the control of the shareholders” – any company or other corporation that is at the time of the signing of this letter or that in the future will be under the control of any of the shareholders or any of the holders of controlling interests in the Company.

“Subsidiary company”, “control” “family member” “stakeholder” – as per their definition in the Securities Law 5728- 1968 as will be valid from time to time.

“The shares of the company” includes also securities that can be converted into company shares as well as securities that can be realized via shares in the company.

1.
We shall not pay in any form or manner whatsoever, either directly or indirectly, to any of our stockholders or any of the holders of controlling interest among us who obligated themselves towards you as aforesaid, and/or to a family member of any of them and/or to corporations under the control of any of them and/or to another third party who will supplant them or act on their behalf, any amount whatsoever from or on account of the capital notes that the company issued and/or will issue to your benefit and/or from any other loan account that was placed and/or will be placed at our disposal by any of the aforementioned, or in connection with them, including, but without detracting from the generality of the aforesaid, payment of principal, interest, commissions and expenses (all the aforementioned amounts will be termed below “the loans”); all this unless we have received your prior agreement in writing.

Likewise we will not pay and we will not obligate to pay in any form or manner whatsoever either directly or indirectly, from the company (from its profit or its capital or from any source whatsoever) dividends (as defined in the Companies Law 5759-1999 as may be amended from time to time) or interest or management fees or indemnification fees or compensation fees or consultancy fees or amounts of money or monetary equivalents (these amounts will be called below “dividends”) to our shareholders or to the holders of controlling interest among us, irrespective of whether they obligated themselves towards you according to the wording marked “A” and/or they did not obligate towards you in the wording marked “A”, and/or to a family member of any of them, and/or to companies or corporations where one of our shareholders is a stakeholder in them and/or to any third party whatsoever who shall replace any of the aforesaid or act on his behalf.

2.
Should any demand whatsoever be made for any payment whatsoever on account of the amounts of the loans or dividends or with reference to them, on the part of our shareholders and/or on the part of any other party from the aforesaid, we will inform you of this immediately and upon your request we will coordinate with you actions to cancel the demand for payment.

3.
The company obligates itself not to purchase, not to provide financing for the purchase and not to obligate itself to purchase or to provide financing for the purchase of company securities, in any form or manner whatsoever including and without detracting from the generality of the aforesaid by providing guarantees, either directly or indirectly, by the company or by its subsidiary company or by an another corporation under its control, without receiving the prior written consent of the bank.

4.
Purely for the sake of removing doubt, let it be clear that if for any reason whatsoever, we should violate the obligations under this letter, all or some of them, then in addition to any other relief that you will be entitled to under any law or as a result of any other obligation towards you included or that will be included in another document-you will be entitled to call for the immediate payment of all or part of the amounts that are due to you or will be due to you from us, directly and/or indirectly at that time, whether their payment date has arrived by that time or not, and collect them from us with the addition of any amount that in your opinion will suffice to cover the losses and/or the expenses that you will incur as a result of a call for immediate payment as aforesaid.

5.
It is hereby clarified, that the aforementioned will not prevent the Company from making: (a) payments to Cukierman & Co. Investment House Ltd. (“Cukierman”) derived from the agreement dated April 15, 2003, attached hereto and which constitutes a part of this document and/or (b) payments to shareholders or to corporations in their control with respect to commissions due to raising of funds for the Company through debentures or shares, upto a threshold of 10% of the funds raised.

Our aforesaid obligations shall remain in force as long as the bank receives or will receive from the company, any amounts whatsoever on account of the loans, credits and/or other banking services, that exist today or will exist the future, and/or as long as the various obligations and guarantees of the company towards the bank or on its behalf will remain valid.

B.O.S Better Online Solutions Ltd.